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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-82800) and related Prospectus of Goodrich Corporation for the registration of $300 million of 7.5% Notes due 2008 and to the incorporation by reference therein of our report dated February 4, 2002, with respect to the consolidated financial statements of Goodrich Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Charlotte, North Carolina
April 9, 2002